MANAGEMENT AGREEMENT
This Agreement is entered into by and between BUDDING EQUITY MANAGEMENT, INC., a Colorado corporation ("Manager"), and SEED EQUITY PROPERTIES LLC, a Colorado limited liability company (the "Company").
In consideration of the mutual covenants herein, the Company and Manager agree as follows:
1. Services. The Company retains Manager to render investment management services and to manage the Company's: (i) day-to-day operations; (ii) portfolio of commercial real estate loans (including the origination of such loans) ("Loans"); and (iii) other select real estate-related assets (collectively, "Assets"). Manager also has the authority to make all of the decisions regarding Loans and Assets on behalf of the Company, subject to the limitations in the Company's operating agreement ("Operating Agreement"). In connection therewith, Manager is authorized to select and engage one or more banks, trust companies and brokerage firms as custodians or brokers for funds or Assets and to instruct such custodians and brokers with respect to the purchase, sale, exchange, delivery or other disposition of such Assets and disbursements relating thereto. Notwithstanding anything in this Agreement to the contrary, Manager shall have no authority hereunder to take or have possession of any Assets or to direct delivery of any Assets or payment of any funds associated therewith to itself or to direct any disposition of such Assets or funds except to the Company.
2. Power of Attorney. To enable Manager to exercise fully its discretion and authority as provided in Section 1, the Company hereby appoints Manager as the Company's agent and attorney-in-fact with full power and authority for the Company and on the Company's behalf to: (a) lend money under terms and to such recipients in Manager's reasonable discretion, limited by the Company's direction as required under Section 3; (b) buy, sell and otherwise deal in the Assets; and (c) enter into contracts necessary to achieve the foregoing objectives. This power of attorney is coupled with an interest and shall terminate only on termination of this Agreement or on receipt by Manager of written notice from the Company.
3. Company Information. The Company shall promptly and regularly advise Manager of (a) its lending and investment objectives; (b) any changes or modifications to those objectives; and (c) any specific investment restrictions relating to Loans or Assets. The Company shall promptly notify Manager in writing if the Company considers any Loans made or the acquisition or disposition of any Assets violate such objectives or restrictions. The Company may at any time direct Manager to sell any Assets or Loans, or to lend money in a particular manner or take such other lawful actions as the Company may specify to effect compliance with the Company's investment objectives, and Manager shall promptly follow those instructions. The Company agrees promptly to furnish, or to cause the Company's custodian or agent to furnish, to Manager all data and information Manager may reasonably request to render the management services described above. The Company shall be solely responsible for the completeness and accuracy of the data and information furnished to Manager hereunder.
4. Fee.
As a salary for the Manager's duties to the Company, once the Minimum Offering Amount (as defined in that certain offering circular of the Company dated [August 31], 2018) has been met, we will pay the Manager: (a) 10% of net profits of the Company; and (b) $5,000 per month for our first 12 months of operation.

5. Responsibility for Expenses. The Company shall be responsible for all expenses related to trading the Assets or the making of any Loans, including, but not limited to, interest on margin borrowing, dividends payable with respect to Assets sold short, custodial fees, brokerage commissions, bank service fees, and interest on Asset-related loans and debit balances.
6. Payment of Fees. Manager shall bill the Company for amounts due under this Agreement, in which case the Company shall pay such amount to Manager within ten days of receipt of such bill.
7. Account Losses. To the extent permitted under applicable law, the Company agrees that Manager will not be liable to the Company for any losses incurred by the Company that arise out of or are in any way connected with any recommendation or other act or failure to act of Manager under this Agreement, including, but not limited to, any error in judgment with respect to the Loans or the Assets, so long as such recommendation or other act or failure to act does not constitute a breach of Manager's fiduciary duty to the Company. The Company shall indemnify and defend Manager and its officers and employees and hold them harmless from and against any and all claims, losses, damages, liabilities and expenses, as they are incurred, by reason of any act or omission of the Company or any custodian, broker, agent or other third party selected by Manager in a commercially reasonable manner or selected by the Company, except such as arise from Manager's breach of fiduciary duty to the Company. Anything in this Section 7 or otherwise in this Agreement to the contrary notwithstanding, however, nothing herein shall constitute a waiver or limitation of any rights that the Company may have under any federal or state securities laws.
8. Termination, Withdrawals. This Agreement may be terminated by the Manager with or without cause by written notice to the Company, effective 25 days after receipt of such notice by the addressee or such later date as may be specified in such notice. This Agreement may be terminated by the Company only for "Cause" as described in the Operating Agreement.
9. Independent Contractor. Manager is and will hereafter act as an independent contractor and not as an employee of the Company, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between Manager and the Company.
10. Assignment. Manager may not assign this Agreement without the prior consent of the Company. This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
11. Effective Date of Agreement. Notwithstanding the date that this Agreement is signed or delivered by either party, the "Effective Date" shall be June 8, 2018.
12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.
13. Notices. All communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile transmission, three days after being sent by first class mail, or one business day after being deposited for next-day delivery with Federal Express or another nationally recognized overnight delivery service, all charges or postage prepaid, properly addressed to the party to receive such notice at the party's address indicated below that party's signature on this Agreement, or at any other address that either party may designate by notice to the other.
14. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.
15. Entire Agreement. This Agreement is the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, agreements and understandings (including any and all pre-existing investment management agreements, which are hereby cancelled), regarding the subject matter hereof.
16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
17. No Third-Party Beneficiaries. Neither party intends for this Agreement to benefit any third-party not expressly named in this Agreement.
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IN WITNESS WHEREOF, this Agreement has been duly signed by or on behalf of the parties hereto on the dates set forth below their respective signatures.

"MANAGER"
BUDDING EQUITY MANAGEMENT, INC. "COMPANY"
SEED EQUITY PROPERTIES LLC

By:
By:

Name:
Name:

Title:
Title:

Dated:
Dated:

Address:
Address:

Telephone:
Telephone:

Facsimile:
Facsimile: